EXHIBIT 99.1

Terrea Tamanaha
Primal Solutions, Inc.
(949) 221-8337
(949) 260-1515 Fax
terrea.tamanaha@primal.com

PRIMAL NAMES NEW CHIEF EXECUTIVE OFFICER

IRVINE, CA., January 28, 2003 – Primal Solutions, Inc. (OTCBB:PSOL.OB), a leading provider of mediation and rating software for communications service providers, today announced that William Salway has resigned as Chairman, Chief Executive Officer, President, and director of Primal, effective January 31, 2003. Joseph R. Simrell, currently Primal’s CFO, has been unanimously elected by the Board of Directors as interim President and CEO, while Primal conducts a search for a permanent President and CEO. Mr. Salway will continue to be employed on a part-time basis to assist the company during the transition.

“As you might expect, it was a difficult decision to leave a company I love so much but I have decided to move on for family reasons,” said Mr. Salway. “I am extremely proud of what we have accomplished and have the utmost confidence in Joe and the entire Primal team.”

Mr. Simrell has served as Primal’s CFO since January 1999, and is being considered by the Board as a candidate for the President and CEO position.

“I’ve really enjoyed working with Bill and, on behalf of the Board and all the folks at Primal, I want to express our sincere thanks to Bill for the leading part he has played in our success. He has served Primal with great skill and we wish him and his family every success in the future. I look forward to continuing to work with Bill during his transition period and with the Board and management in continuing our momentum and success,” said Mr. Simrell.

About Primal
Primal Solutions, Inc. (OTCBB.PSOL.OB) is a provider of operations support systems (OSS) for wired and wireless communications service providers. The company’s technology includes convergent network mediation, rating, customer management and billing solutions. Designed for scalability and flexibility, Primal’s OSS products offer real-time data collection, aggregation, analysis, and billing of services from legacy network infrastructure, IP networks and next-generation mobile networks. The company is headquartered in Irvine, California. Information on Primal and its products can be obtained at www.primal.com <http://www.primal.com>.

Forward-looking Statements
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of known and unknown risks and uncertainties that may cause the company’s actual results or outcomes to be materially different from those anticipated and discussed herein. These include the company’s historic lack of profitability, end-use customers’ acceptance and actual demand, which may differ significantly from expectations, the need for the company to manage its growth, the need to raise funds for operations, and other risks associated with the regulation of the Internet and the telecommunications industry. Additional discussion of these and other factors affecting the company’s business and prospects is contained in the company’s periodic filings with the Securities and Exchange Commission.